                                                                      EXHIBIT 11



                                   EXHIBIT 11

                    THE CENTRIS GROUP, INC. AND SUBSIDIARIES

                       Computation of Earnings Per Share



   The computation of per share income is based upon the weighted average number of common and common equivalent shares outstanding during each quarter ended March 31, adjusted to reflect the February 27, 1998 two-for-one stock split. Such information, presented in conformance with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" is as follows:

                                 (000 Omitted)


                                                              1998       1997
                                                             ------     ------
Net Income                                                   $4,234     $3,660
                                                             ======     ======

Weighted average shares outstanding during
 the period (Basic Shares)                                   12,167     11,920


Common stock equivalent shares                                  278        268
                                                             ------     ------

Common and common stock equivalent shares
 outstanding for purposes of calculating
 diluted income per share                                    12,445     12,188
                                                             ======     ======


Basic income per share                                       $ 0.35     $ 0.31
                                                             ======     ======
Diluted income per share                                     $ 0.34     $ 0.30
                                                             ======     ======